Exhibit 99.1

NeuroBo Pharmaceuticals Reports Second Quarter 2021 Financial Results

BOSTON, August 16, 2021 -- NeuroBo Pharmaceuticals, Inc. (Nasdaq: NRBO), a clinical-stage biotechnology company focused on developing and commercializing multimodal disease-modifying therapies for viral, neuropathic and neurodegenerative diseases, today announced financial results for the second quarter ended June 30, 2021.

Management Commentary

“During the second quarter, we continued to advance the Phase 2/3 clinical trial of our lead drug candidate, ANA001, a proprietary oral niclosamide formulation, in development as a treatment for patients with moderate to severe COVID-19,” stated Richard J. Kang, Ph.D., President and Chief Executive Officer of NeuroBo. “While enrollment of the Phase 2 portion of the trial in the U.S. had initially progressed at a slow rate due to high vaccination rates and a deceleration of COVID-19 hospitalizations, the spread of the Delta variant has reversed that trend and enrollment has now accelerated. As a result, we expect to complete the Phase 2 portion of the trial in the fourth quarter. We look forward to a number of value-creating milestones with our COVID-19 programs in the coming months.”

Dr. Kang continued, “In July, we were delighted to enhance our Board of Directors with the elections of Hyung Heon Kim and Andrew Koven.  Their collective industry leadership experience and legal expertise is greatly valued as we seek to advance our pipeline of multi-modal disease-modifying therapies for viral, neuropathic, and neurodegenerative diseases.”

Second Quarter 2021 Financial and Operating Results

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Research and Development (R&D) Expenses were $2.0 million for the three months ended June 30, 2021 as compared to $0.7 million for the three months ended June 30, 2020. The $1.3 million increase in the second quarter of 2021 was primarily attributed to an overall increase in research development activity in 2021 on a net basis when compared to the comparable quarter in the prior year.

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General and Administrative Expenses were $1.9 million for the three months ended June 30, 2021, compared to $1.7 million for the three months ended June 30, 2020. The increase of $0.2 million in the current period was primarily due to additional insurance premium costs of $0.1 million, payroll costs of $0.1 million and consulting costs of $0.1 million, offset in part by a reduction of facility related costs of $0.1 million when compared to the comparable period in the prior year.

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Net Loss for the quarter ended June 30, 2021 was $3.9 million, or $0.18 per basic and diluted share, based on 22,200,074 weighted average common shares outstanding, compared with a net loss of $2.4 million, or $0.15 per basic and diluted share, based on 16,303,681 weighted average common shares outstanding for the quarter ended June 30, 2020.

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Cash and Cash Equivalents were $9.5 million as of June 30, 2021, compared with $10.1 million as of December 31, 2020. Operating at its current level of clinical activity, NeuroBo expects its cash position will be adequate to fund operations into the first quarter of 2022.

About NeuroBo Pharmaceuticals

NeuroBo Pharmaceuticals, Inc., a clinical-stage biotechnology company focused on developing and commercializing multi-modal disease-modifying therapies for viral, neuropathic, and neurodegenerative diseases, has a current portfolio of four drug candidates. The company's recently acquired ANA001 candidate is a proprietary oral niclosamide formulation in development as a treatment for patients with moderate to severe COVID-19 (patients not requiring ventilators). Niclosamide is a potential oral antiviral and anti-inflammatory agent with a long history of use and a well-understood safety profile in humans. ANA001 is currently being studied in a 60-subject Phase 2/3 clinical trial conducted at up to 20 clinical sites in the U.S. Niclosamide has demonstrated both antiviral and immunomodulatory activity with possible downstream effects on coagulation abnormalities observed in COVID-19. The company’s NB-01 candidate has been shown in a Phase 2 study to significantly reduce pain symptoms associated with painful diabetic neuropathy (PDN), with a superior safety profile when compared to currently available treatments. Due to the global COVID-19 crisis, a planned Phase 3 study of NB-01 was postponed. In the interim, NeuroBo is exploring a potential orphan drug indication targeting chronic pain for NB-01. NeuroBo's NB-02 drug candidate is focused on the treatment of Alzheimer's disease and neurodegenerative diseases associated with the pathological dysfunction of tau proteins in the brain. The company's fourth program, Gemcabene, was previously being developed for the treatment of dyslipidemia, a serious medical condition that increases the risk of life-threatening cardiovascular disease. Gemcabene is currently being assessed as an acute treatment for COVID-19.

For more information visit: https://www.neurobopharma.com.

Forward Looking Statements

Any statements in this press release that are not statements of historical fact constitute forward-looking statements within the meaning of The Private Securities Litigation Reform Act of 1995, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. These statements include, but are not limited to, statements regarding the development of NeuroBo’s product candidates and the therapeutic potential, timing and nature of clinical trials and potential regulatory approval of NeuroBo’s clinical programs and pipeline. Forward-looking statements are usually identified by the use of words, such as "believes," "anticipates," "expects," "intends," "plans," "may," "potential," "will," "could" and similar expressions. Actual results may differ materially from those indicated by forward-looking statements as a result of various important factors and risks. These factors, risks and uncertainties include, but are not limited to: the failure to obtain all of the benefits or recognize all of the synergies anticipated from the ANA acquisition; the integration of ANA potentially diverting management resources from operational matters and other strategic opportunities; the effect of future milestone payments and royalties specified in the ANA acquisition agreement on the results of operations and financial position of NeuroBo; the occurrence of health epidemics or contagious diseases, such as COVID-19, and potential effects on NeuroBo's business, clinical trial sites, supply chain and manufacturing facilities; NeuroBo's ability to continue as a going concern; the timing of completion of NeuroBo's planned clinical trials, including with respect to ANA001 and Gemcabene; the timing of the availability of data from NeuroBo's clinical trials, including with respect to ANA001 and Gemcabene;  NeuroBo’s plans to research, develop and commercialize its current and future product candidates, including the potential alternative pathways for NB-01; NeuroBo’s ability to successfully collaborate with existing collaborators or enter into new collaborations and to fulfill its obligations under any such collaboration agreements; the clinical utility, potential benefits and market acceptance of NeuroBo's product candidates, including ANA001 and Gemcabene; the impact of government laws and regulations; NeuroBo’s ability to protect its intellectual property position; and NeuroBo's need for additional financing to fulfill its stated goals; and other factors discussed in the "Risk Factors" section of NeuroBo's Annual Report on Form 10-K filed with the Securities and Exchange Commission on or about the date hereof. In addition, the forward-looking statements included in this press release represent NeuroBo's views as of the date hereof. NeuroBo anticipates that subsequent events and developments will cause its views to change. However, while NeuroBo may elect to update these forward-looking statements at some point in the future, NeuroBo specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing NeuroBo's views as of any date subsequent to the date hereof.

Contacts:

Rx Communications Group

Michael Miller

+1-917-633-6086

mmiller@rxir.com

- Tables to Follow -

NeuroBo Pharmaceuticals, Inc.

Consolidated Balance Sheets

(in thousands, except share amounts and par value)

	June 30,	December 31,
	2021	2020
	(unaudited)
Assets
Current assets:
Cash	$9,513	$10,089
Prepaid expenses	789	546
Other assets	166	48
Total current assets	10,468	10,683
Right-of-use assets and other	117	130
Property and equipment, net	134	155
Total assets	$10,719	$10,968
Liabilities and stockholders’ equity
Current liabilities:
Accounts payable	$347	$2,575
Accrued liabilities	811	1,096
Lease liability, short-term	25	24
Total current liabilities	1,183	3,695
Lease liability, long-term	58	70
Total liabilities	1,241	3,765
Commitments and contingencies (Notes 4, 5, 6 and 11)
Stockholders’ equity
Preferred stock, $0.001 par value; 10,000,000 shares authorized as of June 30, 2021 and December 31, 2020; no shares issued or outstanding as of June 30, 2021 and December 31, 2020.	—	—
Common stock, $0.001 par value per share, 100,000,000 shares authorized as of June 30, 2021 and December 31, 2020; 22,285,492 and 19,671,182 shares issued and outstanding as of June 30, 2021 and December 31, 2020, respectively.	22	20
Additional paid–in capital	83,242	73,713
Accumulated other comprehensive income	3	14
Accumulated deficit	(73,789)	(66,544)
Total stockholders’ equity	9,478	7,203
Total liabilities and stockholders’ equity	$10,719	$10,968

NeuroBo Pharmaceuticals, Inc.

Consolidated Statements of Operations and Comprehensive Loss

(in thousands, except share and per share amounts)

(unaudited)

	For the Three Months Ended		For the Six Months Ended
	June 30,		June 30,
	2021	2020	2021	2020
Operating expenses:
Research and development	$2,012	$674	$3,155	$2,826
General and administrative	1,914	1,718	4,101	4,315
Total operating expenses	3,926	2,392	7,256	7,141
Loss from operations	(3,926)	(2,392)	(7,256)	(7,141)
Interest income	5	8	11	28
Other expense, net	—	—	—	(1)
Loss before income taxes	(3,921)	(2,384)	(7,245)	(7,114)
Provision for income taxes	—	—	—	—
Net loss	(3,921)	(2,384)	(7,245)	(7,114)
Other comprehensive (loss) income, net of tax	(4)	6	(11)	(28)
Comprehensive loss	$(3,925)	$(2,378)	$(7,256)	$(7,142)
Loss per share:
Net loss per share, basic and diluted	$(0.18)	$(0.15)	$(0.33)	$(0.44)
Weighted average common shares outstanding:
Basic and diluted	22,200,074	16,303,681	21,909,464	15,987,240